APPENDIX B

GOOD HARBOR FINANCIAL, LLC

CODE OF ETHICS

Adopted: October 2012

INTRODUCTION

Good Harbor Financial, LLC (the “Adviser” “we” or “us) has adopted this Code of Ethics (“Code”) to provide its employees with a framework for conduct in all aspects of their employment within our firm.   The goal is to provide employees with an understanding of the requirements of conduct as prescribed by 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 of the Investment Advisers Act of

1940 (the “Advisers Act”).  This Code applies to the Adviser with respect to any client of the Adviser, including any investment company for which the Adviser may serve as an investment adviser.  This Code formalizes the high standard of ethical behavior required of our employees.

We have developed this Code to promote the highest levels of ethical conduct among our principals and employees (“Access Persons” or “you”).  Among the purposes of the Code are to: (1) educate Access Persons regarding the Adviser’s expectations and the laws governing their conduct; (2) remind Access Persons that they are in a position of trust and must act with complete propriety at all times; (3) protect the reputation of the Adviser; (4) guard against violation of the securities laws; (5) protect the Adviser’s clients by deterring misconduct; and (6) establish procedures for Access Persons to follow so that the Adviser can assess whether its Access Persons are complying with the Adviser’s ethical principles.

PART 1.  GENERAL PRINCIPLES

The Adviser provides portfolio management services to individuals, institutions, private funds and  funds  registered  under  the  Investment  Company  Act  (collectively,  the  “Clients”).  The Adviser has entered into a fiduciary relationship with its Clients and owes each Client the utmost duty of loyalty, good faith, and fair dealing. The Adviser places its Clients’ interests ahead of those of its principals and employees.  Therefore, each of us is likewise expected to place Client interests ahead of personal interests. The Adviser embraces the following general principles with respect to the conduct of each of its Access Persons when acting on behalf of the Adviser or in any capacity that affects the interests of the Adviser’s Clients:

1.

The duty at all times to place the interests of our Clients first;

2.

The requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility;

3.

The   fundamental   standard   that   the   Adviser’s   personnel   should   not   take inappropriate advantage of their positions;

4.

The  fiduciary  principle  that  information  concerning  the  identity  of  security holdings and financial circumstances of Clients is confidential;

5.

The  principle  that  the  Adviser  and  its  personnel  will  exercise  independent, unbiased judgment in the investment decision-making process; and

6.

The  importance  of  acting  with  honesty,  integrity  and  professionalism  in  all aspects of our business.

These general principles govern all conduct, whether or not the conduct also is covered by more specific provisions below.  We expect that all of our Access Persons will abide by this Code both in word and in spirit.  Failure to comply with this Code is a serious matter that may result in disciplinary action, up to and including termination of employment.

If you have any questions or need clarification regarding what the Code does and does not permit, please do not hesitate to contact the Adviser’s Chief Compliance Officer (“CCO”).

PART 2.  SCOPE OF THE CODE

The Code addresses the personal trading and other conduct of the Adviser’s Access Persons and is an integral part of its compliance program.

A.        Persons Covered by the Code

This Code applies to each of the Adviser’s employees, all of whom are deemed to be “Access Persons” for purposes of this Code.  Certain provisions of this Code also apply to the “Family Members”  of  Access  Persons.    The  term  “Family  Members”  includes  an  Access  Person’s spouse, domestic partner, minor children, and relatives by blood or marriage living in the person’s household (including an adult child, stepchild, grandchild, parent, stepparent, grandparent,  sibling,  or  in-laws).  The  Adviser’s  CCO  may  designate  additional  persons  as Access Persons subject to the Code from time to time as appropriate, such as consultants, temporary employees or interns.

B.        Securities Covered by the Code

The term “Covered Security” as used in this Code means any stock, bond, warrant, future, exchange-traded fund (“ETF”), closed end fund, investment contract or any other instrument that is considered a “security” under the Advisers Act.  The term “Covered Security” is very broad and includes instruments and products such as: (1) options on securities, on indexes, and on currencies; (2) all kinds of limited partnerships (including those managed by the Adviser); and (3) private equity funds, hedge funds, foreign unit trusts and investment clubs.

The term “Covered Security” does NOT include: (1) direct obligations of the U.S. government; (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short- term debt obligations, including repurchase agreements; (3) shares issued by money market funds; (4) shares of open-end mutual funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

The Code governs any “Covered Security” in which you, as an Access Person, have any direct or indirect beneficial interest, including interests in a trust, partnership, or retirement plan.  For purpose of this Code, you are presumed to have a “beneficial interest” in securities or accounts held by your Family Members – See definition in Part 2.A. above.

C.        Funds Covered by the Code

The term “Fund” means the private funds (“Private Funds”) and funds registered under the Investment Company Act (“Registered Funds”) for which the Adviser serves as an investment adviser.

PART 3.  STANDARDS OF BUSINESS CONDUCT

You are required to comply with certain standards of business conduct in accordance with the

Adviser’s fiduciary obligations to its Clients.

A.        Compliance with Laws and Regulations

You must comply with all applicable federal securities laws.   You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Client of the Adviser:

1.   To defraud the Client in any manner;

2.   To mislead the Client, including by making a statement  that omits material facts;

3.   To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Client;

4.   To engage in any manipulative practice with respect to the Client; or

5.   To engage in any manipulative practice with respect to securities, including price manipulation.

B.        Conflicts of Interest

As a fiduciary, the Adviser has an affirmative duty to act in the best interest of its Clients. Integral to this duty is avoiding many types of potential conflicts of interest.  The Adviser strives to identify conflicts of interest with Clients and to fully disclose all material facts concerning any conflict that does arise with respect to any Client.   As an Access Person of the Adviser, you should avoid any situation that may have the appearance of a conflict or impropriety.

1.   Conflicts   among   Client   Interests.   You   are   prohibited   from  inappropriate favoritism of one Client over another Client that would constitute a breach of fiduciary duty.

2.   Competing with Client Trades. You are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities – referred to as “front running.” Conflicts raised by personal securities transactions also are addressed more specifically below.

3.   Disclosure of Personal Interest. Access Persons who make investment decisions for Clients or help execute and/or implement investment decisions are prohibited from recommending, implementing, or considering any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the CCO will make a judgment regarding the securities of that issuer. This provision applies in addition to the Adviser’s quarterly and annual personal securities reporting requirements set forth in Section D below.

4.   Referrals/Brokerage. You are required to act in the best interests of the Adviser’s Clients regarding execution and other costs paid by Clients for brokerage services. You must strictly adhere to the Adviser’s policies and procedures regarding brokerage (including best execution and directed brokerage, if applicable). See the Best Execution Policy for more information.

5.   Vendors and Suppliers. You must disclose to the CCO any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Adviser. If you have such an interest, it is within the CCO’s sole discretion to prohibit you from negotiating or making decisions regarding the Adviser’s business with those companies.

C.        Insider Trading

You are prohibited from any trading, either personally or on behalf of others, while in possession of material, nonpublic information. You are prohibited from communicating material nonpublic information to others in violation of the law.  Additionally, all Access Persons who come into contact with material nonpublic information are subject to the Adviser’s prohibitions on insider trading and any potential sanctions. See the Adviser’s Prevention of Insider Trading Policy for more information.

Insider trading is a very serious matter. Penalties for violating the Adviser’s insider trading policy may include (in addition to termination of employment) civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences.

D.        Personal Securities Transactions

You (and your Family Members) are required to strictly adhere to the Adviser’s policies and procedures regarding personal securities transactions.

1.   Limited or Private Offerings – Pre-Clearance. Prior written approval by the CCO is required before you and your Family Members purchase, sell or transfer securities in a limited offering (e.g., private placement) including those managed by the Adviser. The CCO shall consider among other factors in approving such a transaction, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered by virtue of your position with the Adviser.

2.   Initial Public Offering – Pre-Clearance. You and your Family Members must obtain prior written approval from the CCO before purchasing any initial public offering.

3.   Restricted List – Pre-Clearance. You and your Family Members are prohibited from trading in securities on the restricted list without the CCO’s prior approval.

The Restricted List is maintained and updated by the head of operations and is distributed to Access Persons whenever an addition, deletion or modification occurs, and periodically as a reminder to personnel even if no changes have been made to the list.

4.  Blackout Period. You are prohibited from purchasing or selling any Covered Security on the Restricted List for an account in which you (or a Family Member) has Beneficial Ownership within three calendar days during which any client account managed by the Adviser is in the process of being rebalanced. Note that the total blackout period is three days (the day of the client account rebalancing, plus one day before and one day after the rebalancing).

5.   Registered Funds.  You and your Family Members must seek prior approval from the  CCO  before  investing  in  the  Registered  Funds  of  the  Adviser.  Any investments you have in the Adviser’s Registered Funds must be reported on a quarterly basis.

Authority to Exempt Transactions.  The CCO has the authority to exempt personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not be against any interests of a Client and in accordance with applicable law.  The CCO will document any exemption granted, describing the circumstances and reasons for the exemption.

E.

Gifts and Entertainment

You should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence your decision-making or suggest that you are beholden to any particular person or firm.   Similarly, you should not offer gifts, favors, entertainment, special accommodations, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client feel beholden to you or to the Adviser. These policies also apply to your Family Members.

1.   Gifts. You may not receive any gift, service, or other thing in excess of $250 per person from any person or entity that does business with, or on behalf of, the Adviser without prior approval by the CCO. All gifts which have a value in excess of $250.00 per person received by Access Persons or their Family Members from a business contact must be immediately disclosed to the CCO.

You may not give or offer any gift in excess of $250 to existing Clients, prospective Clients, or any entity that does business with, or on behalf of, the Adviser without prior approval by the CCO.

All gifts, given and received, shall be reported quarterly to the CCO who shall maintain  records  to  document  the  receipt  and  provision  of  gifts  by  Access Persons.

2.   Business Entertainment. You may not provide or accept entertainment that could be viewed as extravagant or excessive to or from a Client, prospective Client, or any person or entity that does or seeks to do business with, or on behalf of, the Adviser. You may provide or accept a business entertainment event of reasonable value (i.e., valued at $250 per person or less, or such amount as shall be determined by the CCO from time to time) such as a meal or a sporting event.

All such entertainment shall be reported quarterly to the CCO who shall maintain records  to  document  the  receipt  and  provision  of  business  entertainment  by Access Persons.

3.   Cash. You may not give or accept cash gifts or cash equivalents to or from a Client, prospective Client, or any entity that does business with or on behalf of the Adviser.

4.  Pre-Clearance. You should seek CCO prior approval when the value of the entertainment is in excess of $250 or under circumstances where you are unsure about the value of proposed entertainment. You must pre-clear with the CCO all gifts  and  any  entertainment  or  other  expenses  involving  any  government, municipal or similar authority.

5.   Referrals.  You  are  prohibited  from  making  referrals  to  Clients  (e.g.,  of accountants, attorneys, or the like) if you expect to benefit in any way.

Notwithstanding the foregoing, it is not the intent of this Code to prohibit the everyday courtesies of business life.  Therefore, the specific guidelines above shall not apply to an occasional meal or ticket to a theater, entertainment or sporting event that is social in nature, or that is an incidental part of a business meeting with a clear business purpose, or a food item received by an individual but shared with the Adviser’s other employees or principals and consumed on the Adviser’s premises.

F.        Political and Charitable Contributions

(Rule  206(4)-5  Pay-to-Play)    An  adviser  is  prohibited  from  receiving  compensation  for providing advisory services to a government entity for two years following any contribution, other than certain de minimis contributions, by the Adviser or its Access Persons to an official of a state or local government entity who is or will be in a position to influence the award of advisory business.   In addition, an adviser is also prohibited from coordinating, or soliciting others to make, contributions for an official of a government entity to which the adviser is providing or seeking to provide advisory services.

Accordingly, the Adviser has adopted policies and procedures concerning political contributions and activities regarding state and local candidates, officials and political parties. These policies regarding activities and political contributions apply to the Adviser and all its Access Persons. Please see the Adviser’s Policies and Procedures Regarding Political Contributions.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety.  These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

G.       Confidentiality

Information concerning the identity of security holdings in Client accounts and the financial circumstances of investors in such accounts is confidential.

1.   Adviser Duties. The Adviser must keep all information about Client accounts and investors in Client accounts in strict confidence, including identity and financial circumstances, security holdings, and advice furnished by the Adviser unless permitted to do so in writing from such Client or investor (such as when permission is received to disclose a Client’s or investor’s name.)

2.   Access Persons’ Duties. You are prohibited from disclosing to persons outside the Adviser any material non-public information about any Client or any investor in a Client account, the securities investments made by the Adviser on behalf of a Client, information about contemplated securities transactions, or information regarding the Adviser’s trading strategies, except as required to effectuate securities transactions on behalf of a Client.  Access Persons who are involved in marketing efforts on behalf of the Adviser may disclose information regarding the Adviser’s trading strategies in the ordinary course of their duties and as permitted by federal securities laws.

H.       Service on a Board of Directors

Given the increased potential for conflicts of interest and insider trading issues, you must seek prior approval from the CCO to serve on the board of directors of a publicly traded company.

I.         Other Outside Activities

You must disclose to the CCO any personal interests that may present a conflict of interest or harm the reputation of the Adviser. Additionally, you must obtain prior written approval by the CCO for other outside activities that may create a conflict of interest for you or the Adviser, including   outside   business   or   investment   activities   (such   as   directorships,   consulting engagements, outside business affiliations, or public positions) and acting as an executor or trustee or accepting a power of attorney.

J.         Marketing and Promotional Activities

Any oral or written statement you make, including those made to Clients, prospective Clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in  any  way.  See  Section  5  –  Sales  and  Marketing  in  the  Adviser’s  Manual  for  more information.

PART 4.  COMPLIANCE PROCEDURES

A.        Personal Securities Transaction Procedures and Reporting

1.   Disclosure of Personal Accounts. The Adviser’s Access Persons must disclose to the CCO through the automated compliance software all personal securities accounts in which the Access Person or Family Members have a direct interest or for which the Access Person influences or controls the investment decisions.  An account established for the benefit of the following will be presumed to be a Covered Account unless the Access Person and the CCO agree otherwise in writing: (i) an Access Person; (ii) the spouse of an Access Person; (iii) any child of any Access Person under the age of 21, whether or not residing with the Access Person; (iv) any other Family Member of the Access Person residing in the same household with the Access Person or to whose financial support the Access Person makes a significant contribution; and (v) any other account in which the Access Person has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Access Person has a beneficial interest).

2.   Pre-clearance Procedures.

The Adviser’s Access Persons and Family Members may not engage in, recommend, or otherwise  cause  another  person  or  entity  to  engage  in,  any  securities  transaction (purchase or sale) involving any security on the Restricted List without receiving pre- clearance via the automated compliance software.

The Adviser’s Access Persons and Family Members may also not trade in the Adviser’s Registered Funds without first receiving pre-clearance via the automated compliance software.

Approval for a trade is valid for the day on which it is granted and the immediately following business day. After that, a new request is required to be submitted to the CCO. Your trading activity is reviewed to ensure that each transaction was properly authorized.

PRE-CLEARANCE IS NOT REQUIRED for the following types of transactions:

a.   Purchases  or  sales  over  which  an  Access  Person  has  no  direct  or  indirect influence or control;

b.   Purchases  or  sales  pursuant  to  an  automated  investment  plan  (including  a dividend reinvestment plan);

c.   Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

d.   Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

e.   Open end investment company shares not advised by the Adviser;

f.

Unit investment trusts; and

g.   Assignment of options or exercise of an option at expiration.

3.   Short - Term Trading.  The Adviser believes that short term or excessive personal trading by its Access Persons can raise compliance and conflicts issues.  Therefore, Access Persons are required to hold any securities purchased from the Restricted List for at least

30 days.

4.   Market Timing.  Frequent trading can also harm open-end fund shareholders in various ways, including reducing the returns to long-term shareholders by increasing costs to the fund and disrupting portfolio management strategies.  Access Persons are required to comply with the policies of any open-end funds in which they invest regarding purchases, redemptions and exchanges, and are prohibited from engaging in frequent trading in open-end funds. To prevent disruption in the management of a fund, excessive exchange activity is limited.  Generally, exchange activity is considered excessive if it exceeds parameters as set forth below:

•

A substantive exchange redemption in the same fund within 30 days of each other, in the amount of $50,000 or 1% of net assets, whichever is higher.

The Adviser has adopted these procedures in compliance with the Trust’s Compliance

Manual.

5.   Late Trading. Late trading is prohibited by law and, with respect to Registered Funds, may represent a violation of fiduciary duty.  All trades in Registered Funds must be pre- cleared and reported through automated compliance software.  Even though this Code only requires Access Persons to report transactions in these funds, the Code prohibits Access Persons from engaging in or facilitating late trading in shares of any open-end fund.

6. Reporting Requirements.   All reporting is submitted through automated compliance software.

a.  Holdings Reports. You are required to submit to the CCO a holdings report that includes: (1) information regarding all holdings in Covered Securities in which you or your Family Members have a beneficial interest.   New Access Persons should submit these reports within 10 days of employment with the Adviser, and thereafter on an annual basis, by January 30 of each year. Reports should be current as of a date not more than 45 days before the report is due.

b.   Quarterly Transaction Reports. You are required to submit to the CCO quarterly transaction reports that cover all transactions in Covered Securities and Registered Funds in which you or your Family Members have a beneficial interest no later than

30 days after the end of each calendar quarter. Certain types of transactions, listed in subsection f below, are not required to be included in these reports.

c.   Quarterly Personal Account Establishment Reports. You must disclose to the CCO the name of any broker or bank with which you or your Family Members have opened an account during the quarter containing any securities (not just Covered Securities) in which you or your Family Members have a beneficial interest.

d.   Confidentiality of Reports. The Adviser will keep confidential all transactions and holdings reports, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government authorities.

e.   Reporting Exemptions. The following reporting exemptions apply:

i.

Any report with respect to securities held in accounts over which you and/or your Family Members have no direct or indirect influence or control; and

ii.  Any  transaction  report  with  respect  to  transactions  effected  pursuant  to  an automatic investment plan (including dividend reinvestment plans).

7.   Monitoring of Personal Securities Transactions. The CCO (or his delegate) is responsible for periodically reviewing personal securities transactions and holdings reports. The CCO will name as a delegate a senior employee to be responsible for reviewing and monitoring the personal securities transactions of the CCO and for taking on the responsibilities of the CCO in the CCO’s absence.

B.

Gifts  and  Business  Entertainment  Reporting.  Disclosures  will  be  submitted  through automated compliance software.

a.   You are required to disclose to the CCO quarterly any gifts given or received in excess of $250 per person.

b.   You are required to disclose to the CCO quarterly any business entertainment expenses provided or received in excess of $250 per person.

C.   Certifications  of  Compliance.

All  certifications  will be  submitted  through  automated compliance software.

1.   Initial Certification.  You are required to provide certification that you have:

(a) received a copy of the Code; (b) read and understood all provisions of the Code; and (c) agreed to comply with the terms of the Code.  Such initial certification must be provided within 10 days of becoming designated as an Access Person under the Code.

2.   Acknowledgement of Amendments. The Adviser will provide you with any amendments to the Code and you must submit an acknowledgement that you have received, read, and understood the amendments to the Code.

3.   Annual Certification. You are required to certify on an annual basis that that you have read, understood, and complied with the Code.

PART 5.  RECORDKEEPING

The Adviser maintains the following records related to the Code in a readily accessible place:

1.   A copy of each Code that has been in effect at any time during the past five years;

2.  A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.   A record of compliance certifications for each person who is currently, or within the past five years was, an Access Person;

4. Holdings and transactions reports made pursuant to the Code, including any brokerage account statements made in lieu of these reports;

5.   A list of the names of persons who are currently, or within the past five years were

Access Persons;

6.   A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in a limited offering, initial public offering or in the Sectors; and

7.   A record of any decision and supporting reasons for granting any Access Person a waiver from or exception to the Code.

PART 6.  ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.

Training and Education. The CCO, or his/her delegate, shall be responsible for training and educating Access Persons regarding the Code. Such training shall be mandatory for all Access Persons and shall occur on an annual basis or more frequently as determined necessary by the CCO.

B.

Annual Review. The CCO shall review the adequacy of the Code and the effectiveness of  its  implementation  as  the  CCO  deems  appropriate,  but  no  less  frequently  than annually.

C.

Report  to  Senior  Management.  The  CCO  shall  make  an  annual  report  to  senior management regarding the annual review of the Code. Such report shall include a full discussion of any material violations of the Code.

D.

Annual Risk Assessment.  The CCO shall create and update annually an identification and assessment of the risks of each business area, the policy/procedure to mitigate the risk and the person responsible for that mitigation.

E.

Reporting Violations. You are required to report actual or suspected violations of the Adviser’s Code promptly to the CCO, or in the case of a violation by the CCO, to senior management. The Adviser has adopted a policy of non-retaliation with respect to any person who reports matters in good faith.  Please refer to the “Whistleblower” policy in the Adviser’s Compliance Manual.

1.   Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances.

2.   Types  of  Reporting.  You  are  obligated  to  report  any:  (a)  noncompliance  with applicable laws, rules, and regulations; (b) fraud or illegal acts involving any aspect of the Adviser’s business; (c) material misstatements in regulatory filings, internal books and records, Clients records or reports; (d) activity that is harmful to Clients; and (e) material deviations from required controls and procedures that safeguard Clients and the Adviser.

3.  Guidance. You are encouraged to seek guidance from the CCO or other senior management with respect to any action or transaction that may violate the Code and to refrain from any action or transaction which might lead to the appearance of a violation.

F.

Sanctions. As noted in Part 1 of this Code, a violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G.

Further Information Regarding the Code. You should contact the CCO to obtain any additional information about compliance and ethics issues.

DEFINITIONS

For purposes of this Code:

“Access Person” means any employee (i) who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any client of the Adviser, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.  Notwithstanding the above definition, the CCO has determined that all principals, officers and employees of the Adviser will be considered Access Persons under this Code unless otherwise specifically exempted by the Senior Managing Member and the CCO.

Additionally, a consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature or duties and access to information about the Adviser.  Such person will be notified by the CCO when he or she is considered an Access Person.

“Automated Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automated investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security.  A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.  An indirect pecuniary interest includes (i) securities held by a member of a person’s immediate family sharing the same household, (ii) a person’s interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security.

The definition of “beneficial ownership” is complex, and questions regarding whether an Employee has a beneficial interest in a security should be directed to the CCO.   Any report filed under this Code  may  state that the report is not to be  construed as an admission  that  the  person  making  the  report  has  any  direct  or  indirect  beneficial ownership in the security to which the report relates.  The term “beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the

1934 Act.

“Covered Security” means a Security (defined below), except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements); (iii) shares issued by money market funds; (iv) shares issued by open-end mutual funds not affiliated with the Adviser; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

 “Initial Public Offering (IPO)” means an offering of securities registered under the 1933

Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Inside Information” means material non-public information (i.e., information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security, including for example non- public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier.  Any non-public information may be inside information regardless of whether it is developed internally or obtained from others (e.g., information received from the issuer, current or prospective customers, suppliers or business partners). Information is considered non-public until the market has had a reasonable time after public announcement to assimilate and react to the information.

“Limited Offering” means an offering that is exempt from registration under the 1933

Act pursuant to Sections 4(2) or 4(6) or Rule 504, 505 or 506.   Limited Offerings are sometimes referred to as private placements of securities.

“Personal Account” means any securities and futures account of an Employee in which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts for the Adviser’s clients, except those clients who fall within the list in the next sentence).  An account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the CCO agree otherwise in writing: (i) an Employee; (ii) the spouse or domestic partner of an Employee; (iii) any child of any Employee under the age of 21, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v) any other account in which the Employee has a direct or indirect beneficial interest (e.g., joint accounts, trustee accounts, partnerships, investment clubs, estates or closely held corporations in which the Employee has a beneficial interest).

“Publicly Traded Security” means any equity or debt instrument traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, any index stock or bond group option that includes such equity or debt instrument, and futures contract on stock or bond groups that includes such equity or debt instrument, and any option on such futures contract.  A Publicly Traded Security also means any security traded on foreign security exchanges, and publicly traded shares of registered closed-end investment companies, exchange-traded funds, unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities.

Exceptions  to  the  definition  of  “Publicly  Traded  Security”  include  the  following: securities issued by mutual funds (not affiliated with the Adviser), U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt  instruments  issued  by  a  banking  institution  (such  as  bankers’  acceptances, certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements) and U.S. and foreign currency.   The securities covered by this exception are referred to as “Non-covered Securities”.

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

 “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or  any  put,  call,  straddle,  option,  or  privilege  entered  into  on  a  national  securities exchange  relating  to  foreign  currency,  or,  in  general,  any  interest  or  instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.